EXHIBIT 8(d)(4)

AMENDMENT No. 8 TO PARTICIPATION AGREEMENT (FIDELITY III)

AMENDMENT NO. 8 TO PARTICIPATION AGREEMENT

THIS AMENDMENT, is made and entered into as of the 1st of May, 2013 by and among TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY (the “Company”), on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be revised from time to time (the “Account”), and the VARIABLE INSURANCE PRODUCTS FUND III (the “Fund”) and FIDELITY DISTRIBUTORS CORPORATION (the “Underwriter”).

WHEREAS, the parties desire to further amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto agree as follows:

1.	The existing 2nd Whereas clause of the Agreement is hereby deleted in its entirety and replaced with the following:

WHEREAS, the beneficial interest in the Fund is divided into several series of shares, each representing the interest in a particular managed portfolio of securities and other assets, any one or more of which may be made available under this Agreement, as may be revised or supplemented from time to time with notice to all parties hereto (each such series hereinafter referred to as a “Portfolio”); and

2.	Existing Section 1.6 is hereby deleted in its entirety and replaced with the following:

1.6. The Company agrees that purchases and redemptions of Portfolio shares offered by the then current prospectus of the Fund shall be made in accordance with the provisions of such prospectus. The Company agrees that all net amounts available under the variable annuity contracts with the form number(s) which are listed on Schedule A attached hereto and incorporated herein by this reference, as such Schedule A may be revised or supplemented from time to time hereafter with notice to all parties hereto, (the “Contracts”) shall be invested in the Fund, in such other Funds advised by the Adviser as may be mutually agreed to in writing by the parties hereto, or in the Company’s general account, provided that such amounts may be also be invested in an investment company other than the Fund if (a) such other investment company, or series thereof, has investment objectives or policies that are substantially different from the investment objectives and policies of all the Portfolios of the Fund; or (b) the Company gives the Fund and the Underwriter 45 days written notice of its intention to make such other investment company available as a funding vehicle for the Contracts; or (c) such other investment company was available as a funding vehicle for the Contracts prior to the date of this Agreement and the Company so informs the Fund and Underwriter prior to their signing this Agreement (a list of such funds appearing on Schedule C to this Agreement); or (d) the Fund or Underwriter consents to the use of such other investment company.

3.	Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached Schedule A.

4.	A new paragraph, numbered consecutively, is added to ARTICLE II. Representations and Warranties, as follows:

2.12. Fund and Underwriter each agree to promptly notify the Company when any underlying fund becomes a commodity pool as defined under the Commodities Exchange Act (“CEA”), and Fund Manager is required to register with the Commodity Futures Trading Commission (“CFTC”) as a commodity pool operator (“CPO”) with respect to any underlying fund. Until such notification is provided to the Company, Fund and Underwriter represents and warrants that it is not a CPO and not required to register as a CPO with respect to any underlying fund. Fund and Underwriter each represent and warrant that it will at all times comply in all material respects with the CEA and CFTC rules and regulations to the extent required in connection with the operations of the Fund and the underlying funds.

All other terms and provisions of the Agreement not amended herein shall remain in full force and effect. Unless otherwise specified, all defined terms shall have the same meaning given to them in the Agreement.

Effective Date: May 1, 2013

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

By:	/s/ John Mallett
Name:	John Mallett
Title:	Vice President
Date:	5-28-13

VARIABLE INSURANCE PRODUCTS FUND III

By:	/s/ Joseph Zambello
Name:	Joseph Zambello
Title:	Deputy Treasurer
Date:	6/18/13

FIDELITY DISTRIBUTORS CORPORATION

By:	/s/ Robert Bachman
Name:	Robert Bachman
Title:	EVP
Date:	06/10/13

Schedule A

Separate Accounts and Contracts

Revised September 1, 2013

Separate Accounts	Products

TFLIC Series Life Account	TFLIC Financial Freedom Builder TFLIC Freedom Elite Builder

Separate Account VA BNY

Transamerica LandmarkSM NY Variable Annuity under the marketing name:

Transamerica LandmarkSM Select NY

Transamerica LibertySM NY Variable Annuity

Transamerica AxiomSM NY Variable Annuity

Transamerica Advisor EliteSM Variable Annuity (NY)

Transamerica Variable Annuity Series

Partners Variable Annuity Series

Transamerica AxiomSM II

Transamerica Advisor EliteSM II

Transamerica Variable Annuity O-Share

TFLIC Series Annuity Account	TFLIC Freedom Premier

TFLIC Separate Account VNY	Advisor’s Edge® NY Variable Annuity

TFLIC Separate Account C	MarqueeSM Variable Annuity

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